Exhibit 23.5

Date: April 27, 2012

To: TCP International Holding Limited

Dear Sir/Madam,

We, Jun He Law Offices, hereby consent to the use of our name under the captions “Risk Factors,” “Business” and “Enforceability of Civil Liabilities” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jun He Law Offices
Jun He Law Offices